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Meritor Appoints Chris Villavarayan Executive Vice President and Chief Operating Officer

TROY, Mich. (January 16, 2020) — Meritor, Inc. (NYSE: MTOR) today announced the appointment of Chris Villavarayan as executive vice president and chief operating officer (COO), effective immediately. Villavarayan, 49, has been serving as senior vice president and president of Meritor’s Global Truck segment since January 2018. In this new position, Villavarayan will have global operating responsibility for both of Meritor’s business segments, Global Truck and Aftermarket & Industrial and Trailer, and will continue to report directly to Jay Craig, Meritor’s CEO and president.

“Chris has a diverse background with the company over a 20-year career during which time he has demonstrated a proven track record of leading the business to meet and exceed established objectives in all areas,” said Jay Craig, CEO and president, Meritor. “Chris has the right qualities and skills to step into the COO role as we embark on our M2022 plan, from relevant experience across our business, to his understanding of the industry landscape and a proven track record of high performance.”

“I am excited about my new role as COO and look forward to helping advance our efforts to be the premier technology-driven commercial vehicle company while we continue to exceed customer expectations,” said Chris Villavarayan, executive vice president and chief operating officer. “This is an important time in the company’s history as we build on the success of M2016 and M2019 by leveraging our team’s expertise, operational excellence and consistent performance. I look forward to continue working with Jay and the entire leadership team as we build on Meritor’s growth strategy.”

Before being appointed senior vice president and president of Meritor’s Global Truck segment, Villavarayan served as president, Truck Americas, responsible for Meritor’s Commercial Truck, Defense and Specialty businesses in North and South America. He also had responsibility for Meritor’s Global Components Engineering, Product Validation and Materials Engineering, as well as Engineering and Program Management. Also at Meritor, he served as vice president, Global Manufacturing and Supply Chain Management and managing director for Meritor’s operations in India, leading Meritor Heavy Vehicle Systems (India) Ltd.

Villavarayan holds a Bachelor of Science in engineering from McMaster University in Hamilton, Ontario, Canada.

In addition, as the demand for commercial vehicle electrification grows, Meritor will accelerate its efforts to design, manufacture and go-to-market with a robust portfolio of technology and products that meet the short- and long-term needs of our global customer base. With Chris’ appointment to operating head of the company’s core businesses, Meritor’s global electrification business will now report directly to Jay Craig. The business will be led by T.J. Reed, vice president, Global Electrification, for Meritor.

About Meritor

Meritor, Inc. is a leading global supplier of drivetrain, mobility, braking and aftermarket solutions for commercial vehicle and industrial markets. With more than a 110-year legacy of providing innovative products that offer superior performance, efficiency and reliability, the company serves commercial truck, trailer, off-highway, defense, specialty and aftermarket customers around the world. Meritor is based in Troy, Mich., United States, and is made up of approximately 9,100 diverse employees who apply their knowledge and skills in manufacturing facilities, engineering centers, joint ventures, distribution centers and global offices in 19 countries. Meritor common stock is traded on the New York Stock Exchange under the ticker symbol MTOR. For important information, visit the company's website at www.meritor.com.

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